United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14 C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act 1934 (Amendment No. )

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[ ] [X]	Preliminary Information Statement Definitive Information Statement	[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

JPE, Inc. (d/b/a ASCET INC and ASC Exterior Technologies)

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JPE, Inc.

(d/b/a ASCET INC and ASC Exterior Technologies)

NOTICE OF CONSENT IN LIEU OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

      Notice is hereby given to you as a shareholder of record of JPE, Inc. (d/b/a ASCET INC and ASC Exterior Technologies) that a written Consent in Lieu of Annual Meeting of Shareholders will be executed on June 14, 2000. As explained in the enclosed Information Statement, it is anticipated that holders of 95% of the Company’s Common Shares and First Series Preferred Shares will execute the written consent approving the election of the nominee directors.

      The Board of Directors and management of the Company are not aware of any other action that will be authorized in such consent. Because the election of the nominee directors is assured, the Company’s Board of Directors believes it would not be in the best interests of the Company and its shareholders to incur the costs of holding an annual meeting or of soliciting proxies or consents from additional stockholders in connection with the election of directors. Based on the foregoing, the Board of Directors of the Company has determined not to call an Annual Meeting of Shareholders, and none will be held this year.

      Only shareholders of record of the Company’s Common Shares and First Series Preferred Shares at the close of business on May 8, 2000 have received this Notice of a Consent in Lieu of Annual Meeting of Shareholders.

      A copy of the Annual Report of the Company for the fiscal year ended December 31, 1999 accompanies this Notice.

By Order of the Board of Directors

Karen A. Radtke, Secretary

Bingham Farms, Michigan

May 10, 2000

JPE, Inc.

(d/b/a ASCET INC and ASC Exterior Technologies)
30400 Telegraph Road, Suite 401
Bingham Farms, Michigan 48025

INFORMATION STATEMENT

GENERAL INFORMATION

YOUR VOTE IS NOT REQUIRED

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

      This Information Statement (the “Information Statement”) is being furnished by the Registrant, JPE, Inc. (d/b/a ASCET INC and ASC Exterior Technologies) a Michigan corporation (the “Company”), to the holders of the Company’s Common Shares, no par value, and First Series Preferred Shares, no par value, by a written Consent in Lieu of Annual Meeting of the Shareholders to be executed on June 14, 2000 (the “Written Consent”). This Information Statement is being mailed on or about May 10, 2000 to all shareholders of record at the close of business on May 8, 2000 (the “Record Date”). As of the Record Date, there were 14,043,600 shares of Common Shares outstanding, each entitled to one vote per share, and 1,973,002 First Series Preferred Shares outstanding, each entitled to 50 votes per share.

      This Information Statement is being provided pursuant to the requirements of Rule 14c-2 promulgated under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to inform holders of the Common Shares and First Series Preferred Shares entitled to vote or give an authorization or consent in regard to the action authorized by the Written Consent, in connection with the election by the shareholders of the Company of the Company’s directors to serve one year terms, two year terms and three year terms and until their successors are elected and qualified.

      It is anticipated that the holders of 95% of the outstanding Common Shares and First Series Preferred Shares of the Company will execute a written consent approving the election as directors of the aforementioned nominees to the Board of Directors. No vote or consent of any other Shareholder will be solicited in connection with the execution of such written consent. Under Michigan law, such shares represent a sufficient number of shares to ensure the election of such nominees and such ratification without the vote or consent of any other shareholder of the Company. Michigan statutes provide that any action that is required to be taken, or that may be taken, at any annual or special meeting of shareholders of a Michigan corporation may be taken, without a meeting, without prior notice and without a vote, if a written consent, setting forth the action taken, is signed by the holders of outstanding capital stock having not less than the minimum number of votes necessary to authorize such action.

      Based on the foregoing, the Board of Directors of the Company has determined not to call an annual meeting of shareholders, and no annual meeting of shareholders of the Company will be held in 2000. Because the election of the nominees is assured, the Board believes it would not be in the best interests of the Company and its shareholders to incur the costs of holding an annual meeting or of soliciting proxies or consents from additional shareholders in connection with the election of directors.

      It is anticipated that the written consent of shareholders referred to above will be executed on June 14, 2000. The Board of Directors and management of the Company are not aware of any other action that will be authorized in such consent.

      This Information Statement is expected to be mailed to shareholders on or about May 10, 2000. Expenses in connection with the distribution of this Information Statement and Annual Report will be borne by the Company and may include requests by mail and personal contact by its directors, officers and employees. The Company will reimburse brokers or other nominees for their expenses in forwarding this material to principals.

      The Annual Report to Shareholders of the Company for the year ended December 31, 1999, including audited consolidated financial statements (the “Annual Report”), is being mailed with this Information Statement to all holders of Common Shares and First Series Preferred Shares of record at the close of business on May 8, 2000. In addition, the Company has provided brokers, dealers, banks, voting trustees and their nominees, at Company expense, with additional copies of the Annual Report so that such record holders could supply such material to beneficial owners as of May 8, 2000.

      ADDITIONAL COPIES OF THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (BUT WITHOUT EXHIBITS TO THE FORM 10-K) MAY BE OBTAINED WITHOUT CHARGE UPON REQUEST TO JOSEPH E. BLAKE, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, 30400 TELEGRAPH ROAD, SUITE 401, BINGHAM FARMS, MICHIGAN 48025, (248) 723-5531.

Bingham Farms, Michigan

May 10, 2000

David L. Treadwell

Chairman of the Board and Company and Chief Executive Officer

Voting Securities and Principal Shareholders of the Registrant

      On May 27, 1999, in accordance with the terms of an Investment Agreement among the Company and ASC Holdings LLC (“ASC”) and Kojaian Holdings LLC (“Kojaian”) dated April 28, 1999 (the “Investment Agreement”) the Registrant issued 1,952,352.19 shares of First Series Preferred Shares in equal proportions to ASC and Kojaian for an aggregate purchase price of $16,413,274 payable in cash. Each First Series Preferred Share possesses voting rights equal to 50 Common Shares of the Company. In addition, the Investment Agreement provided that the shareholders of record of JPE, Inc. Common Shares on June 11, 1999 were entitled to receive Warrants to purchase First Series Preferred Shares (the “Warrants”). Each holder of Common Shares received .075 Warrants for each share of Common Shares held on the record date, and each full Warrant entitles the holder to purchase one First Series Preferred Share. The Warrants were distributed as a dividend to such shareholders on June 12, 1999 and carry an initial exercise price of $9.99 per First Series Preferred Share, subject to a price adjustment based on the Company’s Final Actual EBITDA and environmental remediation costs for the succeeding 24 month period.

      In addition, on May 27, 1999 ASC and Kojaian (in equal proportions) subscribed and paid for 9,441,420 newly issued shares of common shares of JPE, Inc. for an aggregate purchase price of $1,986,726 payable in cash. These newly issued shares of common shares were distributed to ASC and Kojaian on June 12, 1999.

      The immediate effect of these transactions transferred (a) approximately 47.5% of the voting securities of the Company to Kojaian, and (b) approximately 47.5% of the voting securities of the Company to ASC. As of December 29, 1999, ASC and Kojaian together beneficially owned approximately 95% of the voting securities of the Company, and, if all of the Warrants were exercised, together ASC and Kojaian would have beneficially owned approximately 80% of the voting securities of the Company.

      Pursuant to the terms of a separate letter agreement (the “Letter Agreement”) dated August 30, 1999 among ASC and the sole member of ASC (Heinz C. Prechter) and Kojaian and the members of Kojaian (Mike Kojaian and C. Michael Kojaian), Heinz C. Prechter agreed to purchase 4,720,710 Common Shares and 976,176.095 First Series Preferred Shares of the Registrant from Kojaian for $9.2 million. The Letter Agreement was subject to the conditions precedent of (i) obtaining the consent of Comerica Bank, the Company’s lender, and (ii) the termination of the applicable waiting period under the Hart-Scott-Rodino Act. On December 30, 1999, the last of the conditions precedent was fulfilled, and on such date the Agreement was consummated.

      As a result, as of the date of this Information Statement, ASC directly and Heinz C. Prechter, indirectly through ASC, own a total of 9,441,420 Common Shares and 1,952,352.19 First Series Preferred Shares of the Registrant constituting approximately 95% of the beneficial interests of the Registrant.

Securities Ownership of Certain Beneficial Owners

      Set forth below is information relating to the beneficial ownership of outstanding shares of Common Shares and First Series Preferred Shares of the Registrant by each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Shares and First Series Preferred Shares as of May 8, 2000.

Shares Beneficially Owned

Name and Address			First Series	Percent of
of Beneficial Owner	Common Shares		Preferred Shares	Voting Power(3)

Mr. Heinz C. Prechter(1)	9,441,420	(2)	1,952,352.19 (2)	8.4% Common Shares
30400 Telegraph Road, Suite 401
Bingham Farms, MI 48025				86.6% First Series
Preferred Shares
95% Total

(1)	Director of the Company

(2)	Consists of shares owned directly by ASC Holdings LLC, of which Mr. Prechter is the sole member. Mr. Prechter, through ASC Holdings LLC, has pledged these shares of the Company as collateral to secure ASC Holdings LLC’s guaranty of the Company’s $56.3 million demand loan from Comerica Bank, in the form of three promissory notes of $6.3 million, $20 million, and $30 million.

(3)	Each share of Common Stock possesses one vote per share and each First Series Preferred Share possesses 50 votes per share.

Directors and Executive Officers of the Registrant

Current Directors:

      Certain information regarding the current directors of the Company following execution of the Investment Agreement is set forth below. The Company’s bylaws provide that the Board of Directors are divided into three classes, each class serving staggered three-year terms. The Board of Directors currently consists of four directors, all appointed May 27, 1999. All directors hold office until the next annual meeting of the stockholders at which their class is up for election and until their successors have been elected and qualified. Vacancies existing in the Board may be filled by a majority vote of the remaining directors.

      The members of the Board of Directors as of the date of this Information Statement are as follows:

Name	Age	Position

David L. Treadwell	45	Chairman of the Board and Company and Chief Executive Officer

Heinz C. Prechter	57	Director

Mike Kojaian	69	Director

C. Michael Kojaian	40	Director

      All current directors were elected pursuant to a Shareholders Agreement dated May 27, 1999 between ASC Holdings LLC (“ASC”) and Kojaian Holdings LLC (“Kojaian”) (the “Shareholders Agreement”), by which each of ASC and Kojaian were entitled to nominate two members to the Board of Directors, which nominations were then supported by each of ASC and Kojaian. The Shareholders Agreement was terminated on August 30, 1999.

Former Directors:

      Prior to the consummation of the Investment Agreement on May 27, 1999, the Company’s Board of Directors was composed of the following members:

Name	Age	Position	Appointed

Richard P. Eidswick	63	Chairman of the Board and Director	September 1998

Richard R. Chrysler	57	President, Chief Executive Officer and Director	November 1998

David E. Cole	61	Director	May 1997

Otto Gago	64	Director	May 1993

      The above individuals resigned from their Director positions on May 27, 1999, as a result of the consummation of the Investment Agreement.

Certain Relationships and Related Transactions

      In connection with the consummation of the Investment Agreement on May 27, 1999, the Company entered into a Consulting Services Agreement with ASC Holdings LLC which requires payment of $250,000 annually, payable monthly, for consulting services provided by ASC Holdings LLC with respect to various business, operating, management, and financial matters. In addition, the Company is required to pay ASC Holdings LLC an additional fee equal to 2% of the excess of the final EBITDA over the targeted EBITDA (both defined in the Investment Agreement) for the 24 month period ending after the acquisition date.

      Mr. Eidswick entered into a Shareholders Representative Agreement on May 27, 1999 which provides for payment of $25,000 annually as compensation for his services to be rendered in connection with the calculation of the Company’s Final Actual EBITDA for the succeeding 24 month period. In addition, Messrs. Eidswick and Chrysler received $28,500 and $1,000, respectively, in cancellation of their outstanding stock options in the Company and release of the Company from any and all liability.

ELECTION OF DIRECTORS

      Under the Company’s bylaws, the nominees for election as directors who receive a plurality of the votes cast by shareholders are elected as directors of the Company. Cumulative voting with respect to the election of directors is not permitted.

      Michigan corporate law permits any action that is required to be taken, or that may be taken, at any annual or special meeting of shareholders of a Michigan corporation to be taken without a meeting, without prior notice and without a vote, if a written consent, setting forth the action taken, is signed by the holders of outstanding shares having not less than the minimum number of votes necessary to authorize such action.

      Three of four current directors of the Company, Messrs. David L. Treadwell, Heinz C. Prechter, and C. Michael Kojaian, have been nominated by the Board of Directors for reelection. Mr. Mike Kojaian has respectfully declined to stand for reelection to the Board of Directors for personal reasons. Each nominee is expected to be elected by written consent of the holders of a majority of the outstanding Common Shares and First Series Preferred Shares of the Company. It is anticipated that Heinz C. Prechter who, through ASC Holdings LLC, holds 95% voting equity of the Company, will execute such written consent on or about June 14, 2000. See “Voting Securities and Principal Shareholders of the Registrant”. Under Michigan law, such shares represent a sufficient number of shares to ensure the election of all nominees without the vote or consent of any other shareholder of the Company. Pursuant to such consent, the directors will be elected to serve for the following terms or until their successors have been elected and qualified. No vote or consent of any other shareholder will be solicited in connection with the execution of such written consent. Each director has consented to serve once elected. The following individuals are expected to be nominated to the Board of Directors and are expected to be elected to the Board of Directors for the terms indicated:

Name	Age	Term Ending

David L. Treadwell	45	2003

Heinz C. Prechter	57	2003

Lawrence P. Doyle	53	2002

C. Michael Kojaian	40	2001

Executive Officers

      The Company’s Executive Officers serve at the discretion of the Board of Directors. Prior to the consummation of the Investment Agreement on May 27, 1999, the Registrant’s Executive Officers were composed of the following individuals:

Former Executive Officers:

Name	Age	Position	Appointed

Richard R. Chrysler	57	President and Chief Executive Officer	November 1998

James J. Fahrner	48	Executive Vice President and Chief Financial Officer	June 1995

      Mr. Fahrner resigned his position with the Company on May 27, 1999, concurrent with the execution of the Investment Agreement, and continued in an advisory capacity through August 1999.

      Immediately following consummation of the Investment Agreement on May 27, 1999, the Company’s officers were appointed as follows:

Name	Age	Position

David L. Treadwell	45	Chairman of the Board of Directors

Richard R. Chrysler	57	President and Chief Executive Officer

Karen A. Radtke	46	Secretary and Treasurer

      On July 1, 1999, Mr. Chrysler was reassigned to the position of Vice Chairman of the Company and Mr. Treadwell assumed the duties of Chief Executive Officer. On August 15, 1999, Mr. Joseph E. Blake was appointed as Vice President and Chief Financial Officer and Mr. Steven J. Morello was appointed Vice President and General Counsel. On December 31, 1999, Mr. Chrysler resigned his position as Vice Chairman of the Company. On January 3, 2000, David P. Kerns was appointed as the Company’s Vice President of Operations. On April 24, 2000, Mr. Scott K. Koepke was appointed as the Company’s President and Chief Operating Officer.

Current Executive Officers:

      The Company’s Executive Officers as of the date of this Information Statement are as follows:

Name	Age	Position

David L. Treadwell	45	Chairman of the Board and Company and Chief Executive Officer

Scott K. Koepke	50	President and Chief Operating Officer

Joseph E. Blake	32	Vice President and Chief Financial Officer

Karen A. Radtke	46	Secretary and Treasurer

Steven J. Morello	47	Vice President and General Counsel

David P. Kerns	45	Vice President of Operations

Gary Smalley	50	General Manager — Dayton Parts, Inc.

      The above Executive Officers have consented to serve in their respective capacities once elected by the Company’s Board of Directors.

Business Experience of Directors or Former Directors

      During January 1, 1999 through May 27, 1999, the former Board of Directors of the Company held three regular meetings, and took action via consent in lieu of a special meeting on five separate occasions. From the date of the consummation of the Investment Agreement, May 27, 1999, through December 31, 1999, the current Board held three regular meetings and took action via consent in lieu of a special meeting on four separate occasions.

      Following each director’s name is a brief account of his business experience during the past five years.

David L. Treadwell

      Mr. David L. Treadwell became Chairman of the Company and the Company’s Board of Directors on May 27, 1999. He also serves as Vice Chairman of ASC Incorporated, and is the President and Chief Executive Officer of Prechter Holdings, a conglomerate of all companies owned by Heinz C. Prechter. These companies include ASC Incorporated, an automotive systems company specializing in open air and specialty vehicle systems; the Heritage Media Group, which includes 12 southeast Michigan newspapers; Heritage Development, a real estate and development activity; Heritage Network, an investment firm. He is also a director of Acceptance Insurance Companies.

Heinz C. Prechter

      Mr. Heinz C. Prechter is Chairman and Founder of ASC Incorporated, and Founder of Prechter Holdings, Inc. In addition to presiding on the Board of Directors for ASC Incorporated, Heritage Media Group, Heritage Development and Heritage Network, Mr. Prechter serves as a Director of the Budd Company, Henry Ford Hospital, the Economic Development Corporation of Wayne County, Comerica Incorporated, the Automotive Supplier Co-Operative (in which he is also the founding Chairman), the Japan-America Society of Greater Detroit and Windsor, the United Way for Southeastern Michigan, the Detroit Economic Growth Corporation, and the Economic Club of Detroit. He also serves as a Member of the National Board of the Smithsonian Institution.

      Mr. Prechter also serves on the Advisory Council of Georgetown University; the Board of Directors and Board of Trustees of the Henry Ford Community College; the Advisory Board of Eastern Michigan University’s Center for Entrepreneurship; the President’s Advisory of Wayne County Community College Council; the Advisory Board of the University of Michigan CAD/ CAM; the Center for Creative Studies Board of Trustees; the Advisory Board of the U.S. Metric Association; the Board of Directors of the Michigan International Trade Coalition; the Board of Trustees for the George Bush Presidential Library Foundation; and the Dean’s Advisory Council at Boston University.

      He became a director of ASC Exterior Technologies in May of 1999.

Lawrence P. Doyle

      Mr. Doyle is currently President and Chief Executive Officer of ASC Incorporated, an affiliate of ASC Holdings LLC, since 1997. Prior to joining ASC Incorporated, he was Chief Executive Officer at Group Dekko from 1994 to 1996, a $400 million manufacturing conglomerate with multi-plant facilities.

C. Michael Kojaian

      Mr. Kojaian is Executive Vice President and Director of the Kojaian Companies, a Midwestern based multi-faceted real estate development and asset management organization. Mr. Kojaian is a Director and a major shareholder of Grubb & Ellis, one of the nation’s largest publicly traded full-service commercial real estate firms with nearly 3,000 salespeople and staff. Mr. Kojaian serves on numerous boards of private organizations and participates in various charitable and civic organizations.

Mike Kojaian

      Mr. Kojaian is President and Founder of the Kojaian Companies, a Midwestern based multi-faceted real estate development and asset management organization, President of the American Apostolic Society, and an active member of the Armenian General Benevolent Union. He has a controlling interest in Synergy Group, Inc., a design and build construction company, and Dott Industries, Inc., a supplier of decorative components to General Motors and DaimlerChrysler Corporation.

Richard P. Eidswick (Former Chairman of the Board and Director)

      Mr. Richard P. Eidswick has been a Managing Director of Arbor Partners, LLC, a venture capital firm, since 1997. Mr. Eidswick founded Network Express in 1990 and served as that company’s President and CEO until its sale in 1996. Mr. Eidswick is director of Steeplechase Software, Inc.; CMS Technologies’ and Genitor Corporation. Mr. Eidswick became a Director of the Company and Chairman of the Board in September 1998, and served until May 27, 1999.

Richard R. Chrysler (Former Director)

      Mr. Richard R. Chrysler had been President and Chief Executive Officer of the Company since November 1998. Prior to joining the Company, he was president of R.C.I., a worldwide supplier of automotive and electronic related components. Mr. Chrysler also served as a member of the U.S. House of Representatives from 1994 to 1996. Mr. Chrysler became a Director of the Company in November 1998, and served until May 27, 1999.

David E. Cole (Former Director)

      Dr. David E. Cole has been the Director of the Office for the Study of Automotive Transportation (OSAT) at the University of Michigan’s Transportation Research Institute since 1978. He has worked extensively on internal combustion engines, vehicle design, and overall automotive industry trends. Dr. Cole is a director of the Automotive Hall of Fame and is on the Board of Trustees of Hope College. Dr. Cole became a Director of the Company in May 1997, and served until May 27, 1999.

Otto Gago (Former Director)

      Dr. Otto Gago has been a thoracic and cardiovascular surgeon since 1967. He currently practices in Ann Arbor, Michigan. Dr. Gago is also an investor in new businesses and real estate ventures. Dr. Gago became a Director of the Company in May 1993, and served until May 27, 1999.

Business Experience of Executive Officers and Former Executive Officers

      Following each executive officer’s name is a brief account of his or her business experience during the past five years.

David L. Treadwell

      Mr. David L. Treadwell became Chairman of ASC Exterior Technologies in May of 1999 upon ASC Holdings, Inc.’s acquisition of a controlling interest in JPE Inc. He also serves as Vice Chairman of ASC Incorporated, and is the President and Chief Executive Officer of Prechter Holdings, a conglomerate of all companies owned by Heinz C. Prechter. These companies include ASC Incorporated, an automotive systems company specializing in open air and specialty vehicle systems; the Heritage Media Group, which includes 12 southeast Michigan newspapers; Heritage Development, a real estate and development activity; and Heritage Network, and investment firm. He is also a director of Acceptance Insurance Companies.

Scott K. Koepke

      Mr. Koepke was elected President and Chief Operating Officer of the Company on April 24, 2000. He also will continue to serve as President of the Composite Systems Group for ASC Incorporated, an affiliate of

ASC Holdings LLC, since his appointment in October 1999. Prior to joining ASC Incorporated, Mr. Koepke was a plastics industry consultant from 1997 to 1999, and spent 20 years with Owens Corning in both new product development and international operations.

Joseph E. Blake

      Mr. Blake was appointed as the Registrant’s Vice President and Chief Financial Officer in August 1999. Prior to joining the Company Mr. Blake was Vice President of Finance for Guide Corporation, an automotive OEM supplier, from 1998 to 1999, and Director of Finance and Chief Accounting Officer for LDM Technologies, Inc., an automotive plastics OEM supplier from 1994 to 1998.

Karen A. Radtke

      Ms. Radtke served as the Company’s Treasurer beginning April 1997, and was appointed as Secretary in December 1998. She was reappointed to these positions on May 27, 1999. Prior to joining the Company, Ms. Radtke was Treasurer of Gelman Sciences, Inc. from 1995 to 1997, a manufacturer of filtration products, and Treasurer of Hayes Lemmerz from 1993 to 1995, an automotive OEM supplier.

Steven Morello

      Mr. Morello was appointed Vice President and General Counsel of the Registrant in August 1999. Mr. Morello also serves as Vice President and General Counsel of ASC Incorporated and Prechter Holdings, Inc., since his appointment to these positions in August 1991.

David P. Kerns

      Mr. Kerns was appointed Vice President of Operations during January 2000. Prior to his appointment, Mr. Kerns served as President and General Manager from 1998 to 1999, for The Korex Corporation, a consumer products manufacturer and was previously a General Manager for Starboard Industries, Inc., one of the Company’s subsidiaries, from 1997 to 1998. Prior to joining Starboard Industries, Inc., he held various General Manager positions for several manufacturing companies in both the automotive and plastics industries.

Gary A. Smalley

      Mr. Smalley has served as General Manager of Dayton Parts, Inc., one of the Company’s subsidiaries, since August 1996. Prior to joining Dayton Parts, Inc. Mr. Smalley was Vice President and General Manager of Allparts, Inc. from July 1995 to August 1996, Inc., a former subsidiary of the Registrant. Prior to joining Allparts Inc., from 1981 to 1985, Mr. Smalley held a number of management positions with the aftermarket division of Ferodo America, Inc., a distributor of automotive friction and brake parts.

Richard R. Chrysler (Former Executive Officer)

      Mr. Chrysler was appointed as the Company’s President and Chief Executive Officer in November 1998 and continued in that capacity until July 1, 1999, at which time he was named Vice Chairman of the Company, until his resignation from that position on December 31, 1999. Prior to joining the Company, he was president of R.C.I., a worldwide supplier of automotive and electronic related components. Mr. Chrysler also served as a member of the U.S. House of Representatives from 1994 to 1996.

James J. Fahrner (Former Executive Officer)

      Mr. Fahrner was appointed Vice President and Chief Financial Officer for the Company in 1995, and served in that capacity until May 27, 1999. In addition, Mr. Fahrner served as Executive Vice President — OEM Group from January 1998 to November 1998. Prior to joining the Company, Mr. Fahrner was Vice President and Chief Financial Officer of Gelman Sciences, Inc., a manufacturer of filtration products, from 1990 to 1995.

Committees of the Board of Directors

      On June 25, 1999 the Company’s current Board of Directors established a Compensation Committee and an Audit Committee to assist in the management of the affairs of the Company. Due to the short period of their existence during 1999, both the Company’s current Audit Committee and Compensation Committees held no formal meetings during 1999.

Compensation Committee (Including Interlocking and Insider Participation)

      The current members of the Company’s Compensation Committee are Mr. Prechter and Mr. C. Michael Kojaian, Directors of the Company. The Compensation Committee determines the compensation payable and other benefits available to the Company’s executive officers and to some of the Company’s other management. No relationship requiring disclosure under item 404 of Regulations S-K existed during 1999.

Audit Committee

      The Company’s Audit Committee is composed of Mr. Prechter and Mr. C. Michael Kojaian and is responsible for the engagement of the Company’s independent accountants and reviews with them the scope and timing of their audit services and any other services they may be asked to perform, their report on the Company’s accounts following completion of the audit and the Company’s policies and procedures relating to internal accounting and financial controls. Ernst & Young, LLP has served as independent auditors of the Company, since their appointment on June 25, 1999. Ernst & Young, LLP was engaged to replace PricewaterhouseCoopers LLP, (“PwC”), who had previously been engaged for the same purpose, and whose dismissal was effective on June 25, 1999. The decision to change the Registrant’s accountants was based on the Registrant’s desire to appoint a new independent auditor after ASC Holdings LLC and Kojaian Holdings LLC (with whom Ernst & Young, LLP has had a long-standing working relationship) acquired a majority interest in the Registrant on May 27, 1999.

      The report of PwC, included in the Company’s Annual Report on Form 10-K, on the Registrant’s financial statements for the fiscal years ended December 31, 1998 and 1997 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to audit scope or accounting principle. The actual report of PwC on the Registrant’s financial statements for the fiscal years ended December 31, 1998 and 1997 contained a statement of uncertainty concerning the Registrant’s ability to continue as a going concern, which was eliminated in the PwC reissued report included in the Company’s Annual Report on Form 10-K for the year ended December 31, 1999.

      During the ended December 31, 1998 and 1997 and in the subsequent interim period, there were no disagreements with the PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities and Exchange Act of 1934 generally requires the Company’s Directors and Executive Officers and persons who own more than 10% of a registered class of the Company’s equity securities (“10% owners”) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common shares of the Company. Directors, Executive Officers and 10% owners are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of copies of such reports furnished to the Company and written representations that no other reports were required to be filed during the 1999 fiscal year, all Section 16(a) filing requirements applicable to its Directors, Executive Officers and 10% owners were met.

Compensation of Executive Officers and Directors

     Compensation of Directors

      Each director of the Company who was not an officer or employee of the Company is entitled to receive semi-annual director’s fee of $3,000 and is reimbursed for expenses of attending Board of Directors and committee meetings.

      Of the Former Directors, Messrs. Gago and Cole received one half of this semi-annual fee or $1,500, during 1999 and a special payment of $20,000, as authorized by the Board of Directors on June 8, 1998, for their services rendered through May 27, 1999. Mr. Eidswick received $1,500 for his services through May 27, 1999, as Chairman of the Board of Directors of the Company and in addition, was paid $25,000 in accordance with the terms of his Consulting Agreement dated November 9, 1998 for his services in overseeing the restructuring and sale of the Company on May 27, 1999.

      Both Mr. Eidswick and Mr. Chrysler were paid $28,500 and $1,000, respectively, on May 27, 1999, as compensation for termination of their stock options in the Company and for their release of the Company from any and all liability. Mr. Chrysler received no other compensation for his services as Director of the Company in 1999.

      Of the current directors of the Company, Messrs. Treadwell and Prechter opted not to receive compensation for their services as a Director of the Company during 1999 due to the existence of the Consulting Service Agreement with ASC Holdings LLC, dated May 27, 1999 (see “Certain Relationships and Related Transactions”).

     Summary Compensation Table of Executive Officers

      The following table sets forth information for the fiscal years ended December 31, 1999, 1998 and 1997 concerning compensation of the Company’s Chief Executive Officer and each of the Company’s executive officers whose total annual salary and bonus exceeded $100,000 in 1999.

Summary Compensation Table

		Annual
		Compensation
	Fiscal			Other Annual	All Other
Name and Position	Year	Salary(1)	Bonus	Compensation(2)	Compensation

David L. Treadwell(3)	1999	—	—	—		(3)
Chairman of the Board	1998	—	—	—	—
and Chief Executive Officer	1997	—	—	—	—

Scott K. Koepke(4)	1999	—	—	—	—
President and	1998	—	—	—	—
Chief Operating Officer	1997	—	—	—	—

Richard R. Chrysler(5)	1999	279,170	—	—	434,300	(5)
Former President and Chief	1998	36,112	—	—	—
Executive Officer and Vice Chairman	1997	—	—	—	—

Joseph E. Blake(6)	1999	59,971	15,000	—	4,050	(7)
Vice President & Chief	1998	—	—	—	—
Financial Officer	1997	—	—	—	—

James J. Fahrner(8)	1999	140,229	—	—	201,026	(8)
Former Executive	1998	201,877	—	—	5,425	(7)
Vice President &	1997	160,563	—	—	9,550	(7)
Chief Financial Officer

Gary Smalley(9)	1999	135,000	—	—	56,128	(9)
General Manager	1998	137,596	20,250	—	5,300	(7)
Dayton Parts, Inc.	1997	123,347	42,500	—	6,864	(7)

		Annual
		Compensation
	Fiscal			Other Annual	All Other
Name and Position	Year	Salary(1)	Bonus	Compensation(2)	Compensation

Steven J. Morello(3)	1999	—	—	—		(3)
Vice President &	1998	—	—	—	—
General Counsel	1997	—	—	—	—

Karen A. Radtke	1999	125,000	9,115	—	133,550	(10)
Secretary and	1998	103,902	—	—	3,130	(7)
Treasurer	1997	73,484	—	—	3,030	(7)

(1)	Amounts represent the dollar value of base salary earned by the named executive officer during the fiscal year covered as reported on the officer’s W-2.

(2)	The dollar value of perquisites provided to each of the named executive officers does not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

(3)	Messrs. Treadwell and Morello do not receive compensation for their services directly from the Company. Their services are provided to the Company pursuant to a Consulting Services Agreement with ASC Holdings LLC dated May 27, 1999. Payments made by the Company for the period May 28, 1999 through December 31, 1999 under this agreement were $145,833 (see Certain Relationships and Related Transactions).

(4)	Mr. Koepke was appointed President and Chief Operating Officer on April 24, 2000.

(5)	The amount listed includes severance payments due to Mr. Chrysler, totaling $425,000, in connection with his employment agreement dated May 27, 1999, which is payable semi-monthly in equal installments through May 27, 2001, and also includes contributions of $9,300 made by the Company to Mr. Chrysler’s account under the Company’s 401(k) Plan.

(6)	Mr. Blake was appointed Vice President and Chief Financial Officer on August 15, 1999.

(7)	Represents the amount contributed by the Company to the employee’s account under the Company’s 401(k) Savings Plan.

(8)	Mr. Fahrner resigned as Executive Vice President and Chief Financial Officer on May 27, 1999, the date of the execution of the Investment Agreement. The amount listed represents payments made to Mr. Fahrner as follows: (a) $175,000 paid upon the execution of the Investment Agreement, (b) contributions of $8,550 made by the Company to Mr. Fahrner’s account under the Company’s 401(k) Savings Plan, and (c) $17,476 for services rendered after May 27, 1999, in connection with an Independent Contractor Agreement dated July 15, 1999. Mr. Fahrner entered into a Stay Bonus Agreement dated September 30, 1998, to which he would be paid $525,000 upon the earlier of (i) December 31, 1998 or (ii) the occurrence of any of the following: (x) the completion of Registrant’s debt restructuring, (y) the emergence of Registrant from a bankruptcy proceeding, or (z) a change of control. Mr. Fahrner agreed that if the December 31, 1998 installment was paid by June 30, 1999 in the total amount of $175,000, he would waive any claim for the balance under the Stay Bonus Agreement. A payment of $175,000 was made on May 27, 1999, the date of the execution of the Investment Agreement.

(9)	The amount listed includes payments made to Mr. Smalley as follows: (a) Cooperation Bonus of $50,000 paid May 27, 1999 in connection with the execution of the Investment Agreement, and (b) contributions of $6,128 made by the Company to Mr. Smalley’s account under the Company’s 401(k) Savings Plan.

(10)	Represents payments made to Ms. Radtke as follows: a) $125,000 paid upon the execution of the Investment Agreement as provided by Ms. Radtke’s Stay Bonus Agreement dated September 30, 1998, and b) contributions of $8,550 made by the Company to Ms. Radtke’s account under the Company’s 401(k) Savings Plan.

     Aggregated Option Exercise in the Last Fiscal Year and Fiscal Year End Option Values

      The following table sets forth information concerning the value of unexercised stock options held by each named Executive Officer of the Company as of December 31, 1999:

Value of
Unexercised
	Number of	In-the-Money
	Unexercised Options	Options at
	at December 31, 1999	December 31, 1999
	Exercisable/	Exercisable/
Name	Unexercisable	Unexercisable(1)

David L. Treadwell	0/0	$0/0

Scott K. Koepke(2)	0/0	0/0

Joseph E. Blake	0/0	0/0

Karen A. Radtke	3,750/3,750	0/0

Steven J. Morello	0/0	0/0

David P. Kerns(2)	0/0	0/0

Gary Smalley	21,250/3,750	0/0

      There were no stock options exercised or granted during the fiscal year ended December 31, 1999.

(1)	In calculating the value of unexercised in-the-money options at December 31, 1999, the Company used a market value of $0.06 per share, the closing price for shares of Common Shares on the OTC Bulletin Board on December 31, 1999.

(2)	Mr. Koepke was appointed as the Registrant’s President and Chief Operating Officer on April 24, 2000. Mr. Kerns was appointed as the Registrant’s Vice President of Operations on January 3, 2000

     Shares Performance Graph

      The following table compares the cumulative return since October 1993 (the date the Company’s initial public offering) on a hypothetical investment in JPE, Inc. (JPEI), the Nasdaq National Market (U.S.) Index and other motor vehicle equipment manufacturers and distributors. The shares price performance shown on the graph is not necessarily indicative of future price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG ASCET, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND A PEER GROUP

[PERFORMANCE GRAPH]

			NASDAQ STOCK
	ASCET, INC.	PEER GROUP	MARKET (U.S.)

12/94	100.00	100.00	100.00
12/95	103.00	95.00	141.00
12/96	75.00	145.00	174.00
12/97	59.00	172.00	213.00
12/98	5.00	178.00	300.00
12/99	1.00	128.00	542.00

*	Assumes $100 invested on October 27, 1993 in JPE, Inc., Nasdaq National Market (U.S.) Index and other motor vehicle equipment manufacturers and distributors (APS Holding Corp., Excel Industries, Hahn Automotive Warehouse, MascoTech, Inc., Simpson Industries, Inc., Standard Products Co., and Tower Automotive), weighted for market capitalization.

      Total return equals price appreciation plus dividends and assumes reinvestment of dividends.

OTHER MATTERS

Relationship with Independent Auditors

      Ernst & Young LLP is the independent auditors for the Company and its subsidiaries and has reported on the Company’s 1999 consolidated financial statements for the periods January 1, 1999 to May 27, 1999 (Predecessor Company) and May 28, 1999 to December 31, 1999 (Successor Company). The Company’s independent auditors are appointed by the Company’s Board of Directors after receiving recommendations from the Audit Committee. Ernst & Young LLP has been reappointed as independent auditors for the Company for fiscal year 2000.

By Order of the Board of Directors

Karen A. Radtke, Secretary

May 1, 2000